Exhibit 77D

Morgan Stanley Institutional Fund Trust

With respect to the Corporate Bond Portfolio (formerly known as the Investment Grade Fixed Income Portfolio):
The Portfolio made those changes to its name and investment strategies described in the supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission on October 11, 2011 (accession number 0001104659-11-055693)
and incorporated by reference herein.